WASHINGTON REAL ESTATE INVESTMENT TRUST	NEWS RELEASE
CONTACT:	6110 Executive Blvd., Suite 800
William T. Camp	Rockville, Maryland 20852
Executive Vice President and	Tel 301-984-9400
Chief Financial Officer	Fax 301-984-9610
E-Mail: bcamp@writ.com	www.writ.com

April 7, 2014
WASHINGTON REAL ESTATE INVESTMENT TRUST ANNOUNCES APPOINTMENT OF THOMAS Q. BAKKE AS CHIEF OPERATING OFFICER

Washington Real Estate Investment Trust (Washington REIT) (NYSE: WRE), a leading owner of commercial and multifamily properties in the Washington, D.C. area, today announced the appointment of Mr. Thomas Q. Bakke as Executive Vice President and Chief Operating Officer, effective on April 21, 2014. In this role, Mr. Bakke will be responsible for overseeing all aspects of Washington REIT’s real estate operations, including asset management, marketing, leasing, property management and development.

“I am extremely pleased to announce Tom as COO of Washington REIT,” said Paul T. McDermott, President and Chief Executive Officer of Washington REIT. “As a distinguished leader in the real estate industry with over 25 years of experience, Tom has a strong and proven track record of developing and growing the value of real estate properties. He has extensive operational experience across our entire asset portfolio, including office, retail and residential properties. Tom will play a pivotal role in driving our strategy forward as we continue to focus on our core business and aggressively pursue strategic opportunities to further strengthen and expand the portfolio. I look forward to working closely with Tom as we elevate Washington REIT to a new level of success that delivers long-term value for our shareholders.”

Prior to joining Washington REIT, Mr. Bakke served as a Senior Managing Director at Cushman & Wakefield where he was the Market Leader for the Northern Virginia office. Prior to that, he spent over 20 years serving in various senior positions at Equity Office Properties (EOP), a national commercial real estate owner and subsidiary of The Blackstone Group. At EOP, he played an instrumental role in the growth and development of EOP from a small opportunistic investment company of 5 million square feet to an industry leader of Class A office properties with over 150 million square feet across 35 markets in the United States.

“I am excited to join the Washington REIT team at a time when the industry is beginning to recover from a cyclical low,” said Mr. Bakke. “I believe Washington REIT has the right strategy in place and is well positioned to capitalize on the strength of its three core businesses as market conditions continue to improve over the coming years. I am confident that we will distinguish Washington REIT in the competitive marketplace and restore a path of growth for the company and its investors.”

About Thomas Q. Bakke

Thomas Q. Bakke joins Washington REIT with more than 25 years in the real estate industry. Prior to joining Washington REIT, he served as a Senior Managing Director at Cushman & Wakefield where he was the Market Leader for the Northern Virginia office since April 2013. From February 2007 to January 2012, Mr. Bakke held the position of Market Managing Director for Boston at Equity Office Properties (EOP), a national commercial real estate owner and a subsidiary of The Blackstone Group. At EOP, he played an instrumental role in the growth and development of EOP from a small opportunistic investment company of 5 million square feet to an industry leader of Class A office properties with over 150 million square feet across 35 markets in the United States prior to sale. As the market leader, he was responsible for all aspects of owning and operating a $4.5 billion, 12 million square foot Class A office building portfolio in Boston with concentrations in the Financial District, Back Bay, Cambridge, Waltham and Burlington. Responsibilities included: asset management, marketing, leasing, property management, construction, redevelopment, acquisitions

Washington Real Estate Investment Trust
FOR IMMEDIATE RELEASE

and dispositions. Under his leadership the company completed major redevelopments of four high profile CBD office towers resulting in a portfolio value gain of over $40 million. Over his 20 plus years at EOP, Mr. Bakke held a variety of other senior positions with the company and its predecessors including Senior Vice President, National Leasing, responsible for all marketing and leasing of the company’s 150 million square foot national portfolio and Senior Vice President, Field Operations with responsibilities for all leasing and property operations for EOP’s national portfolio prior the company’s public offering in 1997. Prior to joining EOP in 1991, Mr. Bakke held positions with The Staubach Company and Coldwell Banker Commercial Real Estate Services (predecessor of CBRE).

Mr. Bakke is a graduate of the United States Naval Academy and has a MBA in Finance, attending MIT’s Sloan School of Management and Golden Gate University. He spent 14 years in the U.S. Naval Reserve and was a former F-14 aviator, attaining more than 1000 flight hours on aircraft carriers with direct involvement in such world crisis situations as the Iranian hostage rescue effort and the Iran-Iraq war.

About Washington REIT

Washington REIT is a self-administered, self-managed, equity real estate investment trust investing in income-producing properties in the greater Washington metro region. Washington REIT owns a diversified portfolio of 53 properties totaling approximately 7 million square feet of commercial space and 2,890 residential units, and land held for development. These 53 properties consist of 24 office properties, 16 retail centers and 13 multifamily properties. Washington REIT shares are publicly traded on the New York Stock Exchange (NYSE: WRE).

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, the potential for federal government budget reductions, changes in general and local economic and real estate market conditions, the timing and pricing of lease transactions, the availability and cost of capital, fluctuations in interest rates, tenants' financial conditions, levels of competition, the effect of government regulation, the impact of newly adopted accounting principles, and other risks and uncertainties detailed from time to time in our filings with the SEC, including our 2013 Form 10-K. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.